Exhibit (a)(5)(iii)

For More Information Contact:

Scott Tagliarino

(212) 974-6000

(917) 922-2364 (cell)

ELLIOTT REDUCES OFFER PRICE TO $7.50 PER SHARE FOR

EPICOR SOFTWARE CORPORATION

NEW YORK (November 4, 2008) – Elliott Associates, L.P., a major stockholder of Epicor Software Corporation (NASDAQ: EPIC) that owns collectively with its affiliated funds 10.2% of the common stock of the company, today announced that it is lowering its offer price for all of the outstanding shares of common stock of Epicor to $7.50 per share from $9.50 per share and extending the duration of the offer until 11:59 P.M., New York City time, on Monday, November 17, 2008. Elliott’s offer was scheduled to expire at 11:59 P.M., New York City time, on Wednesday, November 12, 2008.

Elliott sent the following letter to Epicor’s Board today:

“Board of Directors

Epicor Software Corporation

18200 Von Karman Ave, Suite 1000

Irvine, CA 92612

Dear Members of the Board:

I am writing to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott” or “we”), a major shareholder of Epicor Software Corporation (the “Company” or “Epicor”), in response to the Board’s decision to recommend that stockholders of Epicor reject our offer to purchase the Company’s common stock for $9.50 per share.

We are extremely disappointed by the Board’s action, and we believe all shareholders should be.  As Epicor made clear in its own filing dated October 28, 2008, Elliott has repeatedly tried to engage the Board in a constructive manner, asking for meetings and standard access to diligence in an attempt to reach an expedited, friendly deal.  The Board has flatly rejected each of our attempts and has now recommended against our offer – an offer we made along with an indication that access to diligence might even allow us to raise the consideration.  The Board’s actions are particularly puzzling in light of current economic conditions, Epicor’s recently announced double digit year-over-year decline in its organic license revenue growth, and its abysmal financial guidance for the future.

In accordance with the terms of our offer, effective immediately, we are reducing the price that we are willing to pay to $7.50 per share, payable in cash and extending the duration of our offer until 11:59 P.M., New York City time, on Monday, November 17, 2008.  If finally given the opportunity to conduct diligence, we are hopeful the offer could be increased.  In the absence of such an opportunity, however, it will remain at $7.50 per share.

While we review the situation, we would remind the Board that Elliott remains interested in a constructive dialogue with the Company to reach an agreement that would maximize shareholder value.  Nonetheless, Elliott fully intends to continue to pursue an acquisition of Epicor, and we are actively evaluating all courses of action.

Sincerely,

Jesse A. Cohn

Portfolio Manager”

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $14.5 billion of capital under management.  Founded in 1977, Elliott is one of the oldest hedge funds under continuous management.  The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

All trademarks used or mentioned in this release are protected by law.

IMPORTANT INFORMATION

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR EPICOR’S COMMON STOCK.  ELLIOTT FILED A TENDER OFFER STATEMENT ON SCHEDULE TO (CONTAINING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED MATERIALS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 15, 2008.  THESE MATERIALS, AS AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION AND INVESTORS AND STOCKHOLDERS OF EPICOR ARE ADVISED TO READ THESE DISCLOSURE MATERIALS CAREFULLY.  INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ELLIOTT WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  THE DISCLOSURE MATERIALS MAY ALSO BE OBTAINED AT NO COST FROM THE INFORMATION AGENT, MACKENZIE PARTNERS, INC. COLLECT AT (212) 929-5500 OR TOLL-FREE AT (800) 322-2885.  YOU MAY ALSO EMAIL MACKENZIE PARTNERS, INC. AT TENDEROFFER@MACKENZIEPARTNERS.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS.  ALL STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE FORWARD-LOOKING, AND THE WORDS “ANTICIPATE,” “BELIEVE,” “EXPECT,” “ESTIMATE,” “PLAN,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.  THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OF ELLIOTT AND ITS AFFILIATES AND CURRENTLY AVAILABLE INFORMATION.  THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE.

# # #